Exhibit 99.6

 Photronics, Inc.  Q4 2017 Financial Results Conference CallNovember 29, 2017

 Safe Harbor Statement  This presentation and some of our comments may contain projections or other forward-looking statements regarding future events, our future financial performance, and/or the future performance of the industry. These statements are predictions, and contain risks and uncertainties. Actual events or results may differ materially from those presented. These statements include words like “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “may”, “should” or the negative thereto. We cannot guarantee the accuracy of any forecasts or estimates, and we are not obligated to update any forward-looking statements if our expectations change. If you would like more information on the risks involved in forward-looking statements, please see the documents we file from time to time with the Securities and Exchange Commission, specifically our most recent Form 10K and Form 10Q.Non-GAAP Financial MeasuresThis presentation and some of our comments may reference non-GAAP financial measures. These non-GAAP financial measures exclude certain income or expense items, and are consistent with another way management internally analyzes our results of operations. Non-GAAP information should be considered to be a supplement to, and not a substitute for, financial statements prepared in accordance with GAAP. Please see the “Reconciliation of GAAP to Non-GAAP Financial Information” in this presentation.  2

 Save the DatePhotronics Investor Day  Wednesday, May 23, 2018New York CityMore details to follow. If you have any questions, please contact tdewar@photronics.com   3

Q4 2017 Summary

- **Revenue grew 8% Q/Q and 13% Y/Y; high-end growth achieved in both IC and FPD**
- **Margins expanded; incremental operating margin was 76% Q/Q & 52% Y/Y**
- **Net income attributable to Photronics, Inc. shareholders of $5.4M ($0.08/share)**
- **Cash balance reduced as we ramp strategic investments for future growth**
  - Completed $40M FPD capacity expansion
  - Ordered FPD writing tools to expand capability in Korea and establish G10.5+ presence in China
  - China IC (Xiamen) construction progressing; have satisfied all regulatory closing conditions for JV with DNP, expect to close during Q118

Investing in long-term, profitable growth to increase shareholder value

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PHOTRONICS

 Income Statement Summary  $M (except EPS)  Q4 2017  Q3 2017  Q/Q  Q4 2016  Y/Y  Revenue  $ 121.0  $ 111.6  8%  $ 107.4  13%  Gross Margin  21.9%  19.5%  240 bps  19.1%  280 bps  Operating Margin  10.3%  4.7%  560 bps  4.9%  540 bps  Net Income*  $ 5.4  $ 4.0  35%  $ 5.3  2%  Diluted EPS*  $ 0.08  $ 0.06  $ 0.02  $ 0.08  $ 0.00  Revenue up Q/Q and Y/Y due to high-end IC & FPD growthGross margin and operating margin expanded due to high operating leverage and lower opex (opex decreased $2.4M Q/Q)Minority interest expense increased to $5.1M due to strong performance from Taiwan IC JV  5  *Net income attributable to Photronics, Inc. shareholders

 IC Photomask Revenue  *45nm and smaller; total may differ due to rounding  High-end revenue surged on logic and memory growthHigh-end memory continued to grow sequentiallyHigh-end logic demand improved due to Asian foundry strength, especially 28nmRevenue expected to experience seasonal softness in Q1No deterioration in underlying demand driversExpect to maintain or increase market share  $M  Q4 2017  Q3 2017  Q/Q  Q4 2016  Y/Y  High-End*  $ 35.3  $ 23.7  49%  $ 24.6  44%  Mainstream  $ 60.7  $ 61.4  (1%)  $ 57.7  5%  Total  $ 96.1  $ 85.2  13%  $ 82.2  17%  6

 FPD Photomask Revenue  *≥G8 and AMOLED; total may differ due to rounding  High-end improved on China AMOLED demandExpect revenue to stay flay in Q118 before improving later in the yearCompleted $40M capacity expansion with installation of 2nd toolPlaced orders for next phase of FPD growthP-800 for Korea to serve growing AMOLED demand; to be installed H1182 P-10’s for China to serve G10.5+ capacity for larger-format LCD TV  $M  Q4 2017  Q3 2017  Q/Q  Q4 2016  Y/Y  High-End*  $ 17.1  $ 16.8  2%  $ 15.9  8%  Mainstream  $ 7.8  $ 9.7  (19%)  $ 9.2  (16%)  Total  $ 24.9  $ 26.4  (6%)  $ 25.1  (1%)  7

 Select Financial Data  $M  Q4 2017  Q3 2017  Q4 2016  Cash  $ 308  $ 341  $ 314  Debt  $ 62  $ 63  $ 68  Net Cash*  $ 246  $ 277  $ 247  Operating Cash Flow  $ 23  $ 27  $ 31  Capital Expenditures  $ 53  $ 25  $ 5  LTM EBITDA  $ 119  $ 111  $ 150  Cash balance down on higher capexOperating cash flow decreased due to higher accounts receivable from revenue growth2018 capex expected to be ~$250M, primarily for China IC & FPD investmentsBalance sheet is able to fund planned investments and strategic M&A opportunities  8  *Net cash defined as cash and cash equivalents less long-term borrowings (including current portion), as reported in accordance with GAAP

Q1 2018 Guidance

Revenue ($M)	$110 - $118
Taxes ($M)	$1 - $2
EPS	$0.02 - $0.09
Diluted Shares (M)	~74

- Anticipate flat FPD and seasonally soft IC in Q118
- High-end demand expected to improve later in 2018
  - More AMOLED display capacity coming online, driving mask demand
  - Largest IC customer expects to increase 28nm output
  - Memory market demand outlook remains healthy
- Expect margin headwinds in H218 as China operations begin to ramp ahead of production in early 2019

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PHOTRONICS

 Thank you for your interest!  For Additional Information:R. Troy Dewar, CFADirector, Investor Relations203.740.5610tdewar@photronics.com

 Appendix

China Growth Investments

	IC	FPD
Announced	August 2016	August 2017
Location	Xiamen	Hefei
Investment ($M)	$160M	$160M
Structure	JV*	Wholly-owned
Time period	5 years	5 years
Technology	High-end, mainstream, logic, memory	Up to G10.5+, AMOLED
Production start	Early 2019	Early spring 2019
Projected sales	$150M (total for both investments)	

PLAB well positioned for these investments

Global merchant market and technology leader
Strong footprint in Asia
Balance sheet to support investment

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*JV with Dai Nippon expected to close Q118

PHOTRONICS

IC Photomask Revenue  13  Mainstream$243.8M70%  High-End$106.5M30%  High-End: 45nm and smaller; total may differ due to rounding

 FPD Photomask Revenue  14  Mainstream$32.5M32%  High-End$67.9M68%  High-End: ≥G8 and AMOLED; total may differ due to rounding